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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: November 3, 1997



                       FIDELITY NATIONAL FINANCIAL, INC.
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             (Exact name of Registrant as specified in its charter)



         Delaware                     1-9396                   86-0498599
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(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)         Identification Number)



               17911 Von Karman Avenue, Irvine, California 92614
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                    (Address of principal executive offices)


                                 (714) 622-4333
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              (Registrant's telephone number, including area code)
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        FIDELITY NATIONAL FINANCIAL, INC.


Dated: November 3, 1997                 /s/ ALLEN D. MEADOWS
                                        ----------------------------------
                                        Allen D. Meadows
                                        Executive Vice President
                                        Chief Financial Officer



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Item 5. Other Events

        On October 17, 1997, Fidelity National Financial, Inc. (the "Company") purchased $45 million aggregate principal amount at maturity of its outstanding Liquid Yield Option Notes due 2009 (the "LYONs") from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") for an aggregate purchase price of $27.2 million (or $605 per $1,000 principal amount at maturity of LYONs). The purchase price was paid in the form of 1,152,381 shares of the Company's Common Stock (the "Exchange Shares"). The Company also agreed to pay Merrill Lynch, during the period ending October 17, 1998 (or sooner, if Merrill Lynch sells or otherwise disposes of all of the Exchange Shares within one year), the excess of a base price of $23.625 per Exchange Share over the actual sales price (less $0.05 per share in commissions) realized by Merrill Lynch for sales of up to 502,381 Exchange Shares. The Company also agreed to pay to Merrill Lynch, for each day of such one-year period, an amount in cash to be determined by multiplying the Net Carry Amount (number of Exchange Shares multiplied by $23.625) by the Applicable Rate (LIBOR plus 2.50% for nine months, and LIBOR plus 0.50% thereafter). The Company's payment obligations will be subject to reduction in the event of sales of Exchange Shares for a net actual sales price to Merrill Lynch in excess of the base price and for dividends on Exchange Shares received by Merrill Lynch during such one-year period. The Company may pay the foregoing amounts to Merrill Lynch in cash or, at the Company's option, additional shares of Common Stock.

Item 7. Financial Statements and Exhibits

        (c)    Exhibits

        99.A Press Release -- October 21, 1997 -- Fidelity National Financial, Inc. Announces Purchase of its Liquid Yield Option Notes due 2009 for $27.2 Million.

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                                 EXHIBIT INDEX



     99.A Press Release -- September 21, 1997 -- Fidelity National Financial, Inc. Announces Purchase of its Liquid Yield Option Notes due 2009 for $27.2 Million.